Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd
Executive Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com

President & CEO Ward Nye Elected Chairman of the Board of Martin Marietta Materials

RALEIGH, NORTH CAROLINA – April 16, 2014 –Martin Marietta Materials, Inc. (NYSE: MLM) today announced that the longtime Chairman of the Company’s Board of Directors, Stephen P. Zelnak, Jr., (69) will retire from his role as Chairman effective May 22, 2014, following the Company’s Annual Shareholders Meeting.  Mr. Zelnak will continue to serve as a Director on the Martin Marietta Board.  The Company also announced the Board of Directors has elected President and Chief Executive Officer C. Howard (Ward) Nye (51) to the additional post of Chairman of the Board upon Mr. Zelnak’s retirement.  These changes complete a seamless and orderly succession process overseen by the Board of Directors.

Mr. Zelnak has 33 years of Company service, having joined Martin Marietta Corporation as Vice President, Planning and Business Development in 1981 at the Bethesda, Maryland-based headquarters.  In 1982, he was appointed President of the newly constituted Aggregates Division located in Raleigh, North Carolina.  In 1994, Mr. Zelnak led the initial public offering of Martin Marietta Materials stock, and in 1996, he led the successful offering of the remaining stock held by Lockheed Martin (successor to Martin Marietta Corporation) as Martin Marietta Materials became a fully independent New York Stock Exchange-listed Company.  In 1997, Mr. Zelnak was named Chairman of the Board of Directors in addition to his role as Chief Executive Officer.  Mr. Zelnak oversaw the completion of more than 70 acquisitions and led the Company to achieve annual revenues of more than $2 billion. Under his leadership, in 2006, the Company was selected by Fortune Magazine as the most admired company in its sector.

“It has been an honor and a privilege to lead Martin Marietta as Chairman of the Board,” Mr. Zelnak said.  “I have great confidence in the Company’s leadership team and its future – they’ve done an outstanding job navigating a very challenging environment.  In his expanded role as Chairman, I am confident Ward will provide strong, objective and thoughtful leadership to the Board based on his deep understanding not just of the industry, but also of Martin Marietta’s values and strategy.”

After joining the Company in 2006 as President and Chief Operating Officer, Mr. Nye was appointed Chief Executive Officer in January 2010 in the midst of the global economic downturn, from which the building materials industry still has not fully recovered.  During the past four years, Mr. Nye has led Martin Marietta as the Company carefully executed its strategic plan, while continuing to deliver strong performance and shareholder value creation.  Martin Marietta is one of the few public companies in its sector that has remained profitable throughout the extended economic downturn.  The Company has maintained its dividend, kept a strong balance sheet and responsibly grown its business.

MLM Announces Board Leadership Succession

April 16, 2014

Mr. Nye, a North Carolina native with degrees from Duke University and Wake Forest University, is active in a number of industry and civic organizations.  He is the Immediate Past Chairman of the National Stone, Sand and Gravel Association, Vice Chairman of the American Road Transportation Builders Association, and a Trustee of Rex Healthcare, Inc.  Mr. Nye previously served as a Gubernatorial appointee to the North Carolina Mining Commission, as a member of the Duke University Alumni Board and on the Wake Forest Law School Alumni Council.

Commenting on the transition, CEO and Chairman-elect Mr. Nye said: “It is a distinct honor to be elected Chairman and to succeed Steve.  Martin Marietta’s strength today is a testament to his vision and leadership.  I look forward to continuing to work closely with the Board, our outstanding management team and our dedicated employees as we fulfill our aim of being the world’s premier aggregates-led building materials company.  With numerous indicators of increased construction activity, Martin Marietta is well positioned to capitalize on these opportunities, build on our momentum and enhance long-term shareholder value.”

Martin Marietta Materials is the nation's second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, refer to the Corporation's website at www.martinmarietta.com.